Groupon Announces Fourth Quarter and Fiscal Year 2020 Results
Fourth Quarter Revenue, Gross Profit and Adjusted EBITDA Grow Sequentially vs Third Quarter
Beginning to Scale Growth Strategy in North America in 2021

•Fourth quarter revenue of $343 million; $1.4 billion for full year
•Fourth quarter gross profit of $179 million; $677 million for full year
•Fourth quarter income from continuing operations of $14 million; $287 million loss for full year
•Fourth quarter Adjusted EBITDA of $40 million; $50 million for full year
•Fourth quarter GAAP net income per diluted share of $0.47; net loss of $10.07 per diluted share for full year
•Fourth quarter non-GAAP net income per diluted share of $0.51; non-GAAP net loss per diluted share of $1.86 for full year
•Ended the year with $851 million in cash

CHICAGO - February 25, 2021 - Groupon, Inc. (NASDAQ: GRPN) today announced financial results for the quarter and year ended December 31, 2020 and provided details on its recent operating progress. The company filed its Form 10-K with the Securities and Exchange Commission and posted an updated presentation on its investor relations website (investor.groupon.com).

"Despite the challenges of 2020, we successfully implemented our restructuring plan and established a path for growth, and as a result, we are well positioned heading into 2021," said Aaron Cooper, Interim CEO of Groupon. "Our fourth quarter results tell the story of our opportunity and included sequential consolidated revenue and gross profit growth, as well as sequential consolidated Local revenue growth. We are also excited to announce that we exceeded our inventory test goals in our test markets — growing inventory by approximately 65% and achieving a low double-digit lift in units. Based on these results we have begun scaling our inventory strategy across North America.

"Looking ahead, we believe we will benefit from both COVID-19 recovery and strong execution of our growth strategy focused on expanding our inventory and modernizing our marketplace," continued Cooper. "These drivers, coupled with a substantially lower fixed cost base should position Groupon for sustainable, long-term profitable growth."

2020 Highlights
•Executed a test to expand inventory through the introduction of our Offers inventory product and the removal of Deal-related restrictions
•Launched features to improve the merchant experience, including self-service campaign builder, Google two-way sync, a Sponsored Listings MVP, and a self-service API for booking partners
•Launched features to improve the customer experience, including map-based search, and other search, relevance, and navigation improvements
•Migrated our North America Goods category to a third-party marketplace model
•Reduced our 2020 fixed cost structure by approximately $140 million through restructuring and furlough actions, paving the way to realize $225 million in annualized fixed cost savings by 2022
•Exited the year with $851 million in cash

Strategy for Growth
We are focused on driving customer purchase frequency and unlocking our marketplace flywheel, which we believe will allow us to achieve sustainable, top-line growth. Our two strategic priorities - expanding inventory and modernizing our marketplace - are both squarely focused on these objectives. In 2020, we made progress on both of these priorities, and in 2021 we intend to bring these two priorities together, by leveraging a new customer experience to drive sales of our expanding inventory and delivering an improved merchant experience that will accelerate our efforts to retain, reactivate and acquire merchants.

Expanding Inventory
We believe that growing high-quality inventory in a targeted set of Local experiences and markets is key to unlocking the potential of our two-sided marketplace. As part of this priority, in 2020, Groupon launched a new inventory product, Offers, reduced restrictions on our Deals, and continued to focus on Market Rate supply.
Fourth quarter progress:
•We recently completed our 4-city test in North America, which began in July 2020. The goal of our test was to grow inventory and improve both units and billings performance vs. our control markets
•We exceeded the goals outlined on our inventory test scorecard and achieved the following results vs. control markets:
•Approximately 65% inventory growth vs. goal of 50% inventory growth
•High single-digit lift in billings and low double-digit lift in units vs. goal of low single-digit lift in billings and units
•Despite the volatility caused by COVID-19, we are pleased to have exceeded our inventory test goals and are confident we have the signal necessary to begin scaling elements of the strategy more broadly

2021 Focus: two-pronged approach to begin scaling our inventory strategy
•Scaling now in North America: Launch Offers across the Beauty & Wellness vertical and remove repeat purchase restrictions from Deals across all verticals, with the goal of increasing inventory and driving customer purchase frequency
•Continuing to learn: We are encouraged by initial increases in units sold when we grew supply in the Things to Do and Dining verticals in our test markets, but given the impact of COVID-19, we need to gather more insights on what recovery is likely to look like
Modernizing the Marketplace by Improving the Merchant and Customer Experiences
We made progress on our goal of becoming a better partner to our merchants and reducing friction for our customers.
Fourth quarter progress:
•Additional improvements to our merchant self-service tool, including personalized recommendations that automatically recommend pricing, discount levels, and more, based on the type of inventory listing and other factors
•Launched an integration with Booker, a popular Beauty & Wellness booking solution in North America, leveraging our Groupon Connect API tool to seamlessly integrate quality supply into the Groupon marketplace

2021 Focus:
•Continue to grow the suite of tools and products available to merchants, including new features for our self-service tool, scaling our portfolio of advertising products and launching new booking tool features
•Launching a new customer experience that will dramatically improve how customers engage with Groupon. New features will include:
◦Personalized home pages that make it easier to search, browse, and discover experiences;
◦Improved search and relevance capabilities that better match the customer’s intent with search results; and
◦Several features that encourage and make it easier for customers to repeat purchase, including educating customers that we now have Deals and Offers that can be purchased again and again.
"The Groupon team continued to deliver improving financial results in the fourth quarter, including sequential Adjusted EBITDA growth, positive free cash flow and a cash balance of $851 million," said Melissa Thomas, Groupon CFO. "I'm energized by the resilience we demonstrated in 2020, and as we execute on our growth strategy in 2021, we believe we are positioning Groupon to take share in the trillion dollar Local market."
Fourth Quarter 2020 Summary
Consolidated
•Revenue was $343.1 million in the fourth quarter 2020, down 44% (46% FX-neutral) compared with the fourth quarter 2019.
•Gross profit was $178.8 million in the fourth quarter 2020, down 42% (43% FX-neutral) compared with the fourth quarter 2019.
•SG&A was $128.2 million in the fourth quarter 2020 compared with $187.7 million in the fourth quarter 2019. The decrease was primarily driven by lower payroll-related expenses due to restructuring actions and furloughs.
•Marketing expense declined by 54% to $37.8 million in the fourth quarter 2020 due to accelerated year-over-year traffic declines, significantly shortened payback thresholds for marketing spend and lower investment in offline marketing in light of COVID-19.
•Restructuring charges were $3.8 million in the fourth quarter 2020 and were related to our multi-phase restructuring plan announced in April 2020.
•Other income, net was $4.6 million in the fourth quarter 2020, compared with $39.3 million of Other income, net in the fourth quarter 2019 driven primarily by a decrease in unrealized gain of $51.4 million as a result of an upward adjustment for observable price changes on an other equity investment in the prior year, partially offset by a decrease in impairment of investments and an increase in foreign currency gains.
•Net income from continuing operations was $14.0 million in the fourth quarter 2020 compared with $79.2 million in the fourth quarter 2019 driven primarily by the decreases in gross profit and other income, partially offset by lower SG&A and marketing expenses.
•Net income attributable to common stockholders was $14.0 million, or $0.47 per diluted share, in the fourth quarter 2020, compared with net income attributable to common stockholders of $77.0 million, or $2.62 per diluted share, in the fourth quarter 2019. Non-

GAAP net income attributable to common stockholders plus assumed conversions was $15.1 million, or $0.51 per diluted share, in the fourth quarter 2020, compared with $44.6 million, or $1.44 per diluted share, in the fourth quarter 2019.
•Adjusted EBITDA, a non-GAAP financial measure, was $40.1 million in the fourth quarter 2020, down from $83.8 million in the fourth quarter 2019.
•Consolidated units sold were down 41% to 25.0 million in the fourth quarter 2020 compared with the fourth quarter 2019. North America units were down 46% in Local and down 36% in Goods. International units were down 64% in Local and down 8% in Goods.
•Cash and cash equivalents as of December 31, 2020 were $850.6 million, and we had $200.0 million of outstanding borrowings under our revolving credit facility.
North America
•North America gross profit in the fourth quarter 2020 decreased 42% to $120.5 million primarily driven by the impacts of COVID-19 on volume. In Local, gross profit decreased 43% to $96.0 million. Goods gross profit decreased 31% to $21.2 million. Gross profit in Travel decreased 54% to $3.2 million.
•North America active customers were 17.5 million as of December 31, 2020.
International
•International gross profit in the fourth quarter 2020 decreased 43% to $58.3 million (47% FX-neutral) primarily driven by the impacts of COVID-19 on volume. Local gross profit decreased 55% (58% FX-neutral). Goods gross profit increased 20% (12% FX-neutral). Gross profit in Travel decreased 90% (90% FX-neutral).
•International active customers were 12.1 million as of December 31, 2020.
Full Year 2020 Summary
Consolidated
•Revenue was $1.4 billion in 2020, down 36% compared with $2.2 billion in 2019.
•Gross profit was $677.3 million in 2020, down 43% compared with $1.2 billion in 2019.
•Net loss from continuing operations was $286.6 million in 2020, compared with net loss from continuing operations of $14.3 million in 2019.
•Net loss attributable to common stockholders was $287.9 million, or $10.07 per diluted share in 2020, compared with net loss attributable to common stockholders of $22.4 million, or $0.79 per diluted share in 2019. Non-GAAP net loss attributable to common stockholders plus assumed conversions was $53.1 million, or $1.86 per diluted share in 2020, compared with non-GAAP net income attributable to common stockholders plus assumed conversions of $79.7 million, or $2.57 per diluted share in 2019.
•Adjusted EBITDA was $49.7 million in 2020, down 78% compared with $227.2 million in 2019.
•Consolidated units sold declined 34% year-over-year to 99.2 million in 2020.
•Operating cash flow was negative $63.6 million for full year 2020, and free cash flow, a non-GAAP financial measure, was negative $112.3 million for the full year 2020.

Definitions and reconciliations of all non-GAAP financial measures and additional information regarding operating measures are included below in the section titled "Non-GAAP Financial Measures and Operating Metrics" and in the accompanying tables. All comparisons in this press release are year-over-year unless otherwise provided.
Conference Call
A conference call will be webcast Friday, February 26, 2021 at 9:00 a.m. CT / 10:00 a.m. ET and will be available on Groupon’s investor relations website at https://investor.groupon.com. This call will contain forward-looking statements and other material information regarding our financial and operating results.
Groupon encourages investors to use its investor relations website as a way of easily finding information about the company. Groupon promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information (including Groupon’s Global Code of Conduct), and select press releases and social media postings. Groupon uses its investor relations website (investor.groupon.com) and the Groupon blog (www.groupon.com/blog) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures and Operating Metrics
In addition to financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP financial measures: Foreign currency exchange rate neutral operating results, adjusted EBITDA, non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes, non-GAAP net income (loss) attributable to common stockholders, non-GAAP income (loss) per share, non-GAAP provision (benefit) for income taxes and free cash flow. These non-GAAP financial measures, which are presented on a continuing operations basis, are intended to aid investors in better understanding our current financial performance and prospects for the future as seen through the eyes of management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). However, these non-GAAP financial measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. For reconciliations of these measures to the most applicable financial measures under U.S. GAAP, see "Non-GAAP Reconciliation Schedules" and "Supplemental Financial and Operating Metrics" included in the tables accompanying this release.
We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation. We exclude stock-based compensation because it is primarily non-cash in nature and we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and liquidity.
Acquisition-related expense (benefit), net. Acquisition-related expense (benefit), net is comprised of the change in the fair value of contingent consideration arrangements and external transaction costs related to business combinations, primarily consisting of legal and advisory fees. The composition of our contingent consideration arrangements and the impact of those arrangements on our operating results vary over time based on a number of factors, including the terms of our business combinations and the timing of those transactions. We exclude acquisition-related expense (benefit), net because we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and facilitate comparisons to our historical operating results.
Depreciation and amortization. We exclude depreciation and amortization expenses because they are non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about our operating performance and liquidity.
Interest and Other Non-Operating Items. Interest and other non-operating items include: gains and losses related to minority investments, foreign currency gains and losses, interest income and interest expense, including non-cash interest expense from our convertible senior notes. We exclude interest and other non-operating items from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information about our core operating performance and facilitates comparisons to our historical operating results.
Special Charges and Credits. For the year ended December 31, 2020 and 2019, special charges and credits included charges related to our restructuring plan, goodwill and long-lived asset impairments, and strategic advisor costs. We exclude special charges and credits from Adjusted EBITDA because we believe that excluding those items provides meaningful supplemental information about our core operating performance and facilitates comparisons with our historical results.
Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:
Foreign currency exchange rate neutral operating results show current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. These measures are intended to facilitate comparisons to our historical performance.
Adjusted EBITDA is a non-GAAP performance measure that we define as net income (loss) from continuing operations excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation, acquisition-related expense (benefit), net and other special charges and credits, including items that are unusual in nature or infrequently occurring. Our definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. However, Adjusted EBITDA is not intended to be a substitute for income (loss) from continuing operations.
Non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes, Non-GAAP net income (loss) attributable to common stockholders and non-GAAP income (loss) per diluted share are non-GAAP performance measures that adjust our net income attributable to common stockholders and earnings per share to exclude the impact of:
•stock-based compensation,

•amortization of acquired intangible assets,
•acquisition-related expense (benefit), net,
•special charges and credits, including restructuring charges,
•non-cash interest expense on convertible senior notes,
•non-operating foreign currency gains and losses related to intercompany balances and reclassifications of cumulative translation adjustments to earnings as a result of business dispositions or country exits,
•non-operating gains and losses from minority investments that we have elected to record at fair value with changes in fair value reported in earnings,
•non-operating gains and losses from sales of minority investments, and
•income (loss) from discontinued operations.
We believe that excluding the above items from our measures of non-GAAP income from continuing operations before provision (benefit) from income taxes, non-GAAP net income attributable to common stockholders and non-GAAP earnings per diluted share provides useful supplemental information for evaluating our operating performance and facilitates comparisons to our historical results by eliminating items that are non-cash in nature, relate to discrete events, or are otherwise not indicative of the core operating performance of our ongoing business.
Non-GAAP provision (benefit) for income taxes reflects our current and deferred tax provision computed based on non-GAAP income from continuing operations before provision (benefit) for income taxes.
Free cash flow is a non-GAAP liquidity measure that comprises net cash provided by operating activities from continuing operations less purchases of property and equipment and capitalized software from continuing operations. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from continuing operations, we believe that it typically represents a more useful measure of cash flows because purchases of fixed assets, software developed for internal use and website development costs are necessary components of our ongoing operations. Free cash flow is not intended to represent the total increase or decrease in our cash balance for the applicable period.
Descriptions of the operating metrics included in this release and the accompanying tables are as follows:
Gross Billings is the total dollar value of customer purchases of goods and services. Gross billings is presented net of customer refunds, order discounts and sales and related taxes. The substantial majority of our service revenue transactions are comprised of sales of vouchers and similar transactions in which we collect the transaction price from the customer and remit a portion of the transaction price to the third-party merchant who will provide the related goods or services. For these transactions, gross billings differs from revenue reported in our consolidated statements of operations, which is presented net of the merchant's share of the transaction price. For product revenue transactions, gross billings are equivalent to product revenue reported in our consolidated statements of operations. Gross billings is an indicator of our growth and business performance as it measures the dollar volume of transactions generated through our marketplaces. Tracking gross billings on service revenue transactions also allows us to monitor the percentage of gross billings that we are able to retain after payments to merchants. However, we are focused on achieving long-term gross profit and Adjusted EBITDA growth.
Active customers are unique user accounts that have made a purchase during the trailing twelve months ("TTM") either through one of our online marketplaces or directly with a merchant for which we earned a commission. We consider this metric to be an important indicator of our business performance as it helps us to understand how the number of customers actively purchasing our offerings is trending. Some customers could establish and make purchases from more than one account, so it is possible that our active customer metric may count certain customers more than once in a given period. For entities that we have acquired in a business combination, this metric includes active customers of the acquired entity, including customers who made purchases prior to the acquisition. We do not include consumers who solely make purchases with retailers using digital coupons accessed through our websites and mobile applications in our active customer metric, nor do we include consumers who solely make purchases of our inventory through third-party marketplaces with which we partner.
Units are the number of purchases during the reporting period, before refunds and cancellations, made either through one of our online marketplaces, a third-party marketplace, or directly with a merchant for which we earn a commission. We do not include purchases with retailers using digital coupons accessed through our websites and mobile applications in our units metric. We consider units to be an important indicator of the total volume of business conducted through our marketplaces.
Note on Forward-Looking Statements
The statements contained in this release that refer to plans and expectations for the next quarter, the full year or the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. The words "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "intend," "continue" and other similar expressions are intended to identify forward-looking statements. We have based these forward looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, but are not limited to, effects of COVID-19 or other pandemics or disease outbreaks on our business; our ability to execute, and achieve the expected benefits of our go-forward strategy; execution of our business and marketing strategies; volatility in our operating results; challenges arising from our international operations, including fluctuations in currency exchange rates, legal and regulatory developments and any potential adverse impact from the United Kingdom's exit from the European Union; global economic uncertainty; retaining and adding high quality merchants; retaining existing customers and adding new customers; competing successfully in our industry; providing a strong mobile experience for our customers; managing refund risks; retaining and attracting members of our executive team and other qualified personnel; customer and merchant fraud; payment-related risks; our reliance on email, internet search engines and mobile application marketplaces to drive traffic to our marketplace; cybersecurity breaches; maintaining and improving our information technology infrastructure; reliance on cloud-based computing platforms; completing and realizing the anticipated benefits from acquisitions, dispositions, joint ventures and strategic investments; lack of control over minority investments; managing inventory and order fulfillment risks; claims related to product and service offerings; protecting our intellectual property; maintaining a strong brand; the impact of future and pending litigation; compliance with domestic and foreign laws and regulations, including the CARD Act, GDPR and regulation of the Internet and e-commerce; classification of our independent contractors or employees; exposure to greater than anticipated tax liabilities; adoption of tax legislation; our ability to raise capital if necessary; risks related to our access to capital and outstanding indebtedness, including our convertible senior notes; our common stock, including volatility in our stock price; our ability to realize the anticipated benefits from the hedge and warrant transactions; and other risks and uncertainties, we urge you to refer to the factors included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2020, and our other filings with the Securities and Exchange Commission (the "SEC"), copies of which may be obtained by visiting the company's Investor Relations web site at investor.groupon.com or the SEC's web site at www.sec.gov. Groupon's actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance.
You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither Groupon nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect our expectations as of February 25, 2021. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.
About Groupon
Groupon (www.groupon.com) (NASDAQ: GRPN) is an experiences marketplace where consumers discover fun things to do and local businesses thrive. For our customers, this means giving them an amazing selection of experiences at great values. For our merchants, this means making it easy for them to partner with Groupon and reach millions of consumers around the world. To find out more about Groupon, please visit press.groupon.com.
Contacts:
Investor Relations
Jennifer Beugelmans or Megan Carrozza
ir@groupon.com

Public Relations
Nick Halliwell
press@groupon.com

Groupon, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2020	December 31, 2019
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$850,587	$750,887
Accounts receivable, net	42,998	54,953
Prepaid expenses and other current assets	40,441	82,073
Total current assets	934,026	887,913
Property, equipment and software, net	85,284	124,950
Right-of-use assets - operating leases, net	75,349	108,390
Goodwill	214,699	325,017
Intangible assets, net	30,151	35,292
Investments	37,671	76,576
Other non-current assets	34,327	28,605
Total Assets	$1,411,507	$1,586,743
Liabilities and Equity
Current Liabilities
Short-term borrowings	$200,000	$—
Accounts payable	33,026	20,415
Accrued merchant and supplier payables	410,963	540,940
Accrued expenses and other current liabilities	294,999	260,192
Total current liabilities	938,988	821,547
Convertible senior notes, net	229,490	214,869
Operating lease obligations	90,927	110,294
Other non-current liabilities	44,428	44,987
Total Liabilities	1,303,833	1,191,697
Commitment and contingencies
Stockholders' Equity
Common stock, par value $0.0001 per share, 100,500,000 shares authorized; 39,142,896 shares issued and 28,848,779 shares outstanding at December 31, 2020; 38,584,854 shares issued and 28,290,737 shares outstanding at December 31, 2019 (1)	4	4
Additional paid-in capital (1)	2,348,114	2,310,393
Treasury stock, at cost, 10,294,117 shares at December 31, 2020 and December 31, 2019 (1)	(922,666)	(922,666)
Accumulated deficit	(1,320,886)	(1,032,876)
Accumulated other comprehensive income (loss)	3,109	39,081
Total Groupon, Inc. Stockholders' Equity	107,675	393,936
Noncontrolling interests	(1)	1,110
Total Equity	107,674	395,046
Total Liabilities and Equity	$1,411,507	$1,586,743
(1)Prior period share information and balances have been retroactively adjusted to reflect a reverse stock split.

Groupon, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Service	$169,175	$294,847	$643,653	$1,126,357
Product	173,878	317,469	773,215	1,092,558
Total revenue	343,053	612,316	1,416,868	2,218,915
Cost of revenue:
Service	19,134	28,293	79,296	114,462
Product	145,120	273,982	660,278	918,324
Total cost of revenue	164,254	302,275	739,574	1,032,786
Gross profit	178,799	310,041	677,294	1,186,129
Operating expenses:
Marketing	37,776	82,059	154,534	339,355
Selling, general and administrative	128,168	187,671	603,185	806,945
Goodwill impairment	—	—	109,486	—
Long-lived asset impairment	—	—	22,351	—
Restructuring and related charges	3,799	206	64,836	31
Total operating expenses	169,743	269,936	954,392	1,146,331
Income (loss) from operations	9,056	40,105	(277,098)	39,798
Other income (expense), net	4,581	39,273	(16,968)	(53,329)
Income (loss) from continuing operations before provision (benefit) for income taxes	13,637	79,378	(294,066)	(13,531)
Provision (benefit) for income taxes	(334)	170	(7,504)	761
Income (loss) from continuing operations	13,971	79,208	(286,562)	(14,292)
Income (loss) from discontinued operations, net of tax	—	435	382	2,597
Net income (loss)	13,971	79,643	(286,180)	(11,695)
Net (income) loss attributable to noncontrolling interests	7	(2,602)	(1,751)	(10,682)
Net income (loss) attributable to Groupon, Inc.	$13,978	$77,041	$(287,931)	$(22,377)

Basic net income (loss) per share: (1)
Continuing operations	$0.49	$2.71	$(10.08)	$(0.88)
Discontinued operations	0.00	0.02	0.01	0.09
Basic net income (loss) per share	$0.49	$2.73	$(10.07)	$(0.79)

Diluted net income (loss) per share: (1)
Continuing operations	$0.47	$2.61	$(10.08)	$(0.88)
Discontinued operations	0.00	0.01	0.01	0.09
Diluted net income (loss) per share	$0.47	$2.62	$(10.07)	$(0.79)

Weighted average number of shares outstanding (1)
Basic	28,778,512	28,220,417	28,604,115	28,370,417
Diluted	29,670,038	30,880,178	28,604,115	28,370,417
(1)Prior period share information and balances have been retroactively adjusted to reflect a reverse stock split.

Groupon, Inc.
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating activities
Net income (loss)	$13,971	$79,643	$(286,180)	$(11,695)
Less: Income (loss) from discontinued operations, net of tax	—	435	382	2,597
Income (loss) from continuing operations	13,971	79,208	(286,562)	(14,292)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	16,804	21,424	77,792	91,410
Amortization of acquired intangible assets	2,352	2,936	9,730	14,355
Impairment of goodwill	—	—	109,486	—
Impairment of long-lived assets	—	—	22,351	—
Restructuring-related impairment	4,423	—	21,622	—
Stock-based compensation	8,073	19,098	39,010	81,615
Impairments of investments	—	9,961	6,684	9,961
Upward adjustment for observable price change of investment	—	(51,397)	—	(51,397)
Deferred income taxes	(7,101)	(2,301)	(7,101)	(1,485)
(Gain) loss from changes in fair value of investments	—	3,526	1,405	72,497
Amortization of debt discount on convertible senior notes	3,797	3,428	14,621	13,200
Change in assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	3,922	996	13,524	13,577
Prepaid expenses and other current assets	13,151	585	42,249	3,176
Right-of-use assets - operating leases	4,783	6,602	22,463	26,226
Accounts payable	(9,319)	(509)	11,414	(17,401)
Accrued merchant and supplier payables	20,501	106,951	(142,624)	(109,176)
Accrued expenses and other current liabilities	33,663	17,696	36,159	(26,071)
Operating lease obligations	(7,155)	(9,591)	(36,864)	(28,552)
Other, net	(20,959)	(7,212)	(18,957)	(6,360)
Net cash provided by (used in) operating activities from continuing operations	80,906	201,401	(63,598)	71,283
Net cash provided by (used in) operating activities from discontinued operations	—	—	—	—
Net cash provided by (used in) operating activities	80,906	201,401	(63,598)	71,283
Investing activities
Purchases of property and equipment and capitalized software	(12,049)	(15,474)	(48,711)	(67,328)
Proceeds from sales and maturities of investments	—	3,475	31,605	3,475
Acquisitions of intangible assets and other investing activities	(824)	(701)	(4,240)	(3,738)
Net cash provided by (used in) investing activities from continuing operations	(12,873)	(12,700)	(21,346)	(67,591)
Net cash provided by (used in) investing activities from discontinued operations	—	—	1,224	—
Net cash provided by (used in) investing activities	(12,873)	(12,700)	(20,122)	(67,591)
Financing activities
Proceeds from borrowings under revolving credit agreement	—	—	200,000	—
Issuance costs for revolving credit agreement	(538)	—	(1,686)	(2,384)
Payments for repurchases of common stock	—	(1,469)	—	(45,631)
Taxes paid related to net share settlements of stock-based compensation awards	(1,820)	(4,130)	(10,607)	(18,105)
Proceeds from stock option exercises and employee stock purchase plan	—	—	1,791	4,123
(Distributions to) receipts from noncontrolling interest holders	91	(2,248)	(2,862)	(10,935)
Payments of finance lease obligations	(1,492)	(2,819)	(8,930)	(19,687)
Payments of contingent consideration related to acquisitions	—	—	(908)	—
Net cash provided by (used in) financing activities	(3,759)	(10,666)	176,798	(92,619)
Effect of exchange rate changes on cash, cash equivalents and restricted cash, including cash classified within current assets of discontinued operations	7,290	6,009	6,574	(3,144)
Net increase (decrease) in cash, cash equivalents and restricted cash, including cash classified within current assets of discontinued operations	71,564	184,044	99,652	(92,071)
Less: Net increase (decrease) in cash classified within current assets of discontinued operations	—	—	1,224	—
Net increase (decrease) in cash, cash equivalents and restricted cash	71,564	184,044	98,428	(92,071)
Cash, cash equivalents and restricted cash, beginning of period	779,521	568,613	752,657	844,728
Cash, cash equivalents and restricted cash, end of period	$851,085	$752,657	$851,085	$752,657

Groupon, Inc.
Supplemental Financial and Operating Metrics
(dollars and units in thousands; active customers in millions)
(unaudited)

	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020
North America Segment:						Q4 2020
Gross Billings (1):						Y/Y Growth
Local	$503,740	$392,609	$167,455	$230,422	$248,056	(50.8)%
Travel	58,756	33,660	11,524	23,373	17,994	(69.4)
Goods	204,481	100,394	173,534	108,514	118,654	(42.0)
Total Gross Billings	$766,977	$526,663	$352,513	$362,309	$384,704	(49.8)%
Revenue:
Local	$188,439	$142,660	$81,724	$98,561	$109,238	(42.0)%
Travel	9,193	6,449	2,525	4,748	3,964	(56.9)
Goods	175,854	86,020	149,108	77,002	56,625	(67.8)
Total Revenue	$373,486	$235,129	$233,357	$180,311	$169,827	(54.5)%
Gross Profit:
Local	$169,712	$123,859	$71,638	$87,507	$96,036	(43.4)%
Travel	6,948	3,962	1,890	3,874	3,181	(54.2)
Goods	30,624	15,950	28,164	18,336	21,234	(30.7)
Total Gross Profit	$207,284	$143,771	$101,692	$109,717	$120,451	(41.9)%

Contribution Profit (2)	$155,347	$104,362	$87,616	$89,999	$97,615	(37.2)%

International Segment:						Q4 2020
Gross Billings:						Y/Y Growth	FX Effect	Y/Y Growth excluding FX (3)
Local	$240,151	$157,401	$61,897	$113,105	$89,442	(62.8)	(1.8)	(64.6)%
Travel	51,186	26,831	8,769	25,827	8,001	(84.4)	(0.9)	(85.3)
Goods	164,886	95,504	159,544	95,882	150,666	(8.6)	(6.5)	(15.1)
Total Gross Billings	$456,223	$279,736	$230,210	$234,814	$248,109	(45.6)	(3.4)	(49.0)%
Revenue:
Local	$78,986	$48,668	$18,025	$36,528	$35,053	(55.6)	(2.4)	(58.0)%
Travel	9,275	3,273	955	3,140	1,109	(88.0)	(0.6)	(88.6)
Goods	150,569	87,080	143,309	84,040	137,064	(9.0)	(6.5)	(15.5)
Total Revenue	$238,830	$139,021	$162,289	$123,708	$173,226	(27.5)	(4.9)	(32.4)%
Gross Profit:
Local	$73,725	$44,524	$14,843	$33,687	$32,858	(55.4)	(2.4)	(57.8)%
Travel	8,574	2,744	804	2,711	891	(89.6)	(0.5)	(90.1)
Goods	20,458	10,208	19,887	13,907	24,599	20.2	(8.6)	11.6
Total Gross Profit	$102,757	$57,476	$35,534	$50,305	$58,348	(43.2)	(3.5)	(46.7)%

Contribution Profit	$72,635	$36,755	$24,368	$38,637	$43,408	(40.2)%

Consolidated Results of Operations:
Gross Billings:
Local	$743,891	$550,010	$229,352	$343,527	$337,498	(54.6)	(0.6)	(55.2)%
Travel	109,942	60,491	20,293	49,200	25,995	(76.4)	(0.4)	(76.8)
Goods	369,367	195,898	333,078	204,396	269,320	(27.1)	(2.9)	(30.0)
Total Gross Billings	$1,223,200	$806,399	$582,723	$597,123	$632,813	(48.3)	(1.2)	(49.5)%
Revenue:
Local	$267,425	$191,328	$99,749	$135,089	$144,291	(46.0)	(0.7)	(46.7)%
Travel	18,468	9,722	3,480	7,888	5,073	(72.5)	(0.3)	(72.8)
Goods	326,423	173,100	292,417	161,042	193,689	(40.7)	(3.0)	(43.7)
Total Revenue	$612,316	$374,150	$395,646	$304,019	$343,053	(44.0)	(1.9)	(45.9)%
Gross Profit:
Local	$243,437	$168,383	$86,481	$121,194	$128,894	(47.1)	(0.7)	(47.8)%
Travel	15,522	6,706	2,694	6,585	4,072	(73.8)	(0.2)	(74.0)
Goods	51,082	26,158	48,051	32,243	45,833	(10.3)	(3.4)	(13.7)
Total Gross Profit	$310,041	$201,247	$137,226	$160,022	$178,799	(42.3)	(1.2)	(43.5)%

Contribution Profit	$227,982	$141,117	$111,984	$128,636	$141,023	(38.1)%
Net cash provided by (used in) operating activities from continuing operations	$201,401	$(236,408)	$87,112	$4,792	$80,906	(59.8)%
Free Cash Flow	$185,927	$(247,004)	$72,791	$(6,953)	$68,857	(63.0)%

	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Active Customers (4)
North America	26.5	25.3	22.8	20.2	17.5
International	17.1	16.5	15.3	13.9	12.1
Total Active Customers	43.6	41.8	38.1	34.2	29.6

North America Units
Local	16,206	14,132	5,871	8,148	8,745
Goods	8,782	3,742	6,996	4,428	5,631
Travel	327	312	78	151	135
Total North America units	25,315	18,186	12,945	12,727	14,511

International Units
Local	9,255	6,844	2,202	4,171	3,350
Goods	7,652	4,487	7,820	4,320	7,058
Travel	386	249	64	192	93
Total International units	17,293	11,580	10,086	8,683	10,501

Consolidated Units
Local	25,461	20,976	8,073	12,319	12,095
Goods	16,435	8,229	14,816	8,748	12,689
Travel	712	561	142	343	228
Total consolidated units	42,608	29,766	23,031	21,410	25,012

Headcount
Sales (5)	2,316	2,218	1,016	1,369	1,276
Other	4,029	4,059	3,193	2,911	2,883
Total Headcount	6,345	6,277	4,209	4,280	4,159
(1)Represents the total dollar value of customer purchases of goods and services.
(2)Represents gross profit less marketing.
(3)Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.
(4)Reflects the total number of unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission.
(5)Includes merchant sales representatives, as well as sales support personnel.

Groupon, Inc.
Non-GAAP Reconciliation Schedules
(in thousands, except share and per share amounts)
(unaudited)
    The following is a quarterly reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP performance measure, Income (loss) from continuing operations.

	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Income (loss) from continuing operations	$79,208	$(210,860)	$(73,112)	$(16,561)	$13,971
Adjustments:
Stock-based compensation	19,098	14,015	8,543	8,379	8,073
Depreciation and amortization	24,360	25,909	24,434	18,023	19,156
Acquisition-related expense (benefit), net	6	4	2	—	—
Restructuring and related charges (1)	206	—	40,478	20,559	3,799
Goodwill impairment	—	109,486	—	—	—
Long-lived asset impairment	—	22,351	—	—	—
Strategic advisor costs	—	3,626	—	—	—
Other (income) expense, net	(39,273)	18,987	1,695	867	(4,581)
Provision (benefit) for income taxes	170	(5,988)	(696)	(486)	(334)
Total adjustments	4,567	188,390	74,456	47,342	26,113
Adjusted EBITDA	$83,775	$(22,470)	$1,344	$30,781	$40,084
(1)Restructuring and related charges includes $13.9 million, $3.3 million and $4.4 million of long-lived asset impairments for the three months ended June 30, 2020, September 30, 2020 and December 31, 2020. It also includes $1.4 million, $0.3 million and $0.0 million of additional stock-based compensation for the three months ended June 30, 2020, September 30, 2020 and December 31, 2020.

    The following is a reconciliation of non-GAAP net income (loss) attributable to common stockholders to net income (loss) attributable to common stockholders and a reconciliation of non-GAAP net income (loss) per share to diluted net income (loss) per share for the three months and years ended December 31, 2020 and 2019.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$13,978	$77,041	$(287,931)	$(22,377)
Less: Net income (loss) attributable to noncontrolling interest	7	(2,602)	(1,751)	(10,682)
Net income (loss)	13,971	79,643	(286,180)	(11,695)
Less: Income (loss) from discontinued operations, net of tax	—	435	382	2,597
Income (loss) from continuing operations	13,971	79,208	(286,562)	(14,292)
Less: Provision (benefit) for income taxes	(334)	170	(7,504)	761
Income (loss) from continuing operations before provision (benefit) for income taxes	13,637	79,378	(294,066)	(13,531)
Stock-based compensation	8,073	19,098	39,010	81,615
Amortization expense of acquired intangibles	2,352	2,936	9,730	14,355
Acquisition-related expense (benefit), net	—	6	6	39
Restructuring charges	3,799	206	64,836	31
(Gain) loss from changes in fair value of investments	—	3,526	1,405	72,497
(Gain) loss from sale of investment	—	—	—	412
(Gain) loss on equity method investment	—	(51,397)	—	(51,397)
Impairment of investment	—	—	6,684	—
Impairment of goodwill	—	—	109,486	—
Impairment of long-lived assets	—	—	22,351	—
Strategic advisor costs	—	—	3,626	—
Intercompany foreign currency losses (gains) and reclassifications of translation adjustments to earnings	(13,178)	(4,744)	(23,883)	6,454
Non-cash interest expense on convertible senior notes	3,797	3,428	14,621	13,200
Non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes	18,480	52,437	(46,194)	123,675
Less: Non-GAAP provision for income taxes	3,355	6,716	5,129	38,573
Non-GAAP net income (loss)	15,125	45,721	(51,323)	85,102
Net (income) loss attributable to noncontrolling interest	7	(2,602)	(1,751)	(10,682)
Non-GAAP net income (loss) attributable to common stockholders	15,132	43,119	(53,074)	74,420
Plus: Cash interest expense from assumed conversion of convertible senior notes (1)	—	1,459	—	5,253
Non-GAAP Net Income (loss) attributable to common stockholders plus assumed conversions	$15,132	$44,578	$(53,074)	$79,673

Weighted-average shares of common stock - diluted (2)	29,670,038	30,880,178	28,604,115	28,370,417
Incremental dilutive securities	—	—	—	2,582,003
Weighted-average shares of common stock - non-GAAP	29,670,038	30,880,178	28,604,115	30,952,420

Diluted net income (loss) per share (2)	$0.47	$2.62	$(10.07)	$(0.79)
Impact of non-GAAP adjustments and related tax effects	0.04	(1.18)	8.21	3.36
Non-GAAP net income per share	$0.51	$1.44	$(1.86)	$2.57
(1)Adjustment to interest expense for assumed conversion of convertible senior notes excludes non-cash interest expense that has been added back above in calculating non-GAAP net income (loss) attributable to common stockholders.
(2)Prior period share information and balances have been retroactively adjusted to reflect a reverse stock split.

    Free cash flow is a non-GAAP liquidity measure. The following is a reconciliation of free cash flow and free cash flow to the most comparable U.S. GAAP liquidity measure, Net cash provided by (used in) operating activities from continuing operations.

	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Net cash provided by (used in) operating activities from continuing operations	$201,401	$(236,408)	$87,112	$4,792	$80,906
Purchases of property and equipment and capitalized software from continuing operations	(15,474)	(10,596)	(14,321)	(11,745)	(12,049)
Free cash flow	$185,927	$(247,004)	$72,791	$(6,953)	$68,857

Net cash provided by (used in) investing activities from continuing operations	$(12,700)	$19,564	$(15,568)	$(12,469)	$(12,873)
Net cash provided by (used in) financing activities	$(10,666)	$141,312	$42,862	$(3,617)	$(3,759)